Exhibit 3

Names and Addresses of the Managers

Barclays Bank PLC

5 The North Colonade

Canary Wharf, London

E14 4BB United Kingdom

BNP Paribas

10 Harewood Avenue

London NW1 6AA

United Kingdom

Deutsche Bank AG, London Branch

Winchester House

1 Great Winchester Street

London EC2N 2DB

United Kingdom